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                                                                    EXHIBIT 99.1


                                                                        CONTACTS
                                                  At Lippert/Heilshorn & Assoc.:
                                                     Lillian Armstrong/Adam Aron
                                                                    415-433-3777

                                                                     At InSight:
                                                                       Tom Croal
                                                       Executive Vice President/
                                                         Chief Financial Officer
                                                                    949-476-0733

    INSIGHT HEALTH SERVICES CORP. ANNOUNCES $100 MILLION PRIVATE PLACEMENT OF
                          SENIOR SUBORDINATED NOTES

     NEWPORT BEACH, CALIFORNIA, June 16, 1998 - InSight Health Services Corp. ("InSight") (NASDAQ: IHSC) today announced the completion of a private placement of 9.625% Senior Subordinated Notes due June 15, 2008 with a principal amount of $100,000,000. The Company has used the net proceeds of the private placement to pay certain indebtedness outstanding under its existing bank credit facility. Amounts used to pay such indebtedness may be reborrowed for general corporate purposes, including, future acquisitions.

     The securities are not registered under the Securities Act of 1933, as amended or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.

OTHER DETAILS OF THE TRANSACTION

     Concurrent with the offering, the Company amended its current bank facility to, among other things, increase the acquisition facility from $65 million to $75 million, refinance and consolidate existing $20 million tranche term and $40 million tranche term loans into a single $50 million term loan and extend the termination date of the five-year $25 million revolving credit facility to June 9, 2003.

SAFE HARBOR STATEMENT

     Statements made in this news release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements that involve risks and uncertainties. It is important to note that the Company's actual


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results and experience could differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, developments and results of the Company's business include, but are not limited to changing regulatory environment, limitations and delays in reimbursement by third party payers, contract renewals, financial stability of customers, aggressive competition, industry-wide market factors and other risk factors detailed in the Company's SEC filings.

ABOUT INSIGHT HEALTH SERVICES


     InSight, headquartered in Newport Beach, California, provides diagnostic imaging and information, treatment and related management services. It serves managed care, hospitals and other contractual customers in 28 US states, including five major US markets: California, the Southwest, including a major presence in Texas, the Midwest, the Northeast and the Southeast.

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